Exhibit 10.2

CHANGE OF CONTROL SEVERANCE AGREEMENT

THIS CHANGE OF CONTROL SEVERANCE AGREEMENT (the “Agreement”) is made as of the      day of July, 2008 between Active Power, Inc., (the “Company”), and                                     , an individual resident of                                          (“Employee”). Employee and the Company are collectively referred to herein as the “Parties.”

1. At-Will Employment Status; Term. Employee is currently employed by the Company. Employee is employed on an “at will” basis, which means that either the Company or Employee may terminate Employee’s employment with the Company at any time and for any or no reason. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied or, if earlier, on the date, prior to a Change in Control (as defined in the Active Power, Inc. 2000 Stock Incentive Plan (the “Plan”)), Employee is no longer employed by the Company.

2. Acceleration Upon Termination After a Change in Control. Although Employee’s employment is at-will, in the event that Employee is terminated by the Company without Cause (as defined below) or resigns with Good Reason (as defined below) within twelve months after a Change in Control, all shares of stock that are issuable upon exercise of all options granted to Employee by the Company prior to the date of the Change in Control shall fully vest as of the date of such termination, to the extent such stock options are outstanding and unvested at the date of such termination, and all shares of stock of the Company that were purchased prior to the Change in Control and that is subject to a right of repurchase by the Company (or its successor) shall have such right of repurchase lapse with respect to all of the shares. If Employee’s employment with the Company terminates other than as a result of a termination by the Company without Cause or resignation with Good Reason within the twelve months following a Change of Control, then Employee shall not be entitled to receive any benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

3. Conditions Precedent. Any accelerated vesting contemplated by Section 2 above are conditional on Employee:

(a) continuing to comply with the terms of this Agreement and the Proprietary Information and Nondisclosure Agreement between Employee and the Company (the “Confidentiality Agreement”);

(b) delivering and not revoking, a separation agreement including a general release of claims relating to Employee’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and affirmation of obligations hereunder and under the Confidentiality Agreement in a form acceptable to the Company or its successor; and

(c) in the event of a resignation for Good Reason, providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable opportunity for the Company to cure the conditions giving rise to such Good Reason, which shall not be less than thirty (30) days following the date of notice from Employee. If the Company cures the conditions giving rise to such Good Reason within thirty (30) days of the date of such notice, Employee will not be entitled to severance payments and/or benefits contemplated by Section 2 above if Employee thereafter resigns from the Company based on such grounds. Unless otherwise required by law, no severance payments and/or benefits under Section 2 will be paid and/or provided until after the expiration of any relevant revocation period.

4. Definitions. For purposes of this Agreement,

(a) Cause. For purposes of this Agreement, “Cause” shall mean (i) Employee’s continued failure to substantially perform the duties and obligations of Employee’s position (for reasons other than death or Disability), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) Employee’s failure or refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Employee that results in a substantial gain or personal enrichment of Employee at the expense of the Company; (iv) Employee’s violation of a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be materially injurious to the Company; (v) Employee’s violation of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state; or (vi) the Employee’s material breach of the terms of the Confidentiality Agreement.

(b) Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Employee’s written consent: (i) there is a material reduction of the level of Employee’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the management team generally); (ii) there is a material reduction in Employee’s overall responsibilities or authority, or scope of duties, it being understood that a reduction in Employee’s responsibilities or authority following a Change in Control (as defined in the Plan) shall not constitute Good Reason unless there also occurs a demotion in Employee’s title or position; or (iii) a material change in the geographic location at which Employee must perform his services; provided, that in no instance will the relocation of Employee to a facility or a location of fifty (50) miles or less from Employee’s then current office location be deemed material for purposes of this Agreement.

(c) The Board shall make all determinations relating to termination, including without limitation any determination regarding Cause.

5. Tax Treatment. The Company makes no representations or warranties with respect to the tax consequences of the benefits to Employee under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment of any local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorney fees.

6. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination (other than due to death), and the continuing severance pay payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Employee’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following Employee’s termination but prior to the six (6) month anniversary of Employee’s termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b) The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

(c) For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (A) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of

Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

7. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

8. Confidential Information. Employee shall continue to comply with the terms and conditions of the Confidentiality Agreement, and maintain the confidentiality of all of the Company’s confidential and proprietary information. Such information includes, but is not limited to, all customer lists, equipment, records, data, notes, reports, proposals, correspondence, specifications, drawings, blueprints, sketches, materials, or other documents or property belonging to the Company.

9. Miscellaneous.

(a) Withholding Taxes. The Company may withhold from all benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(b) Entire Agreement; Binding Effect. This Agreement and the Confidentiality Agreement set forth the entire understanding between the Parties as to the subject matter of this Agreement and supersede all prior agreements, commitments, representations, writings and discussions between them; and neither of the Parties shall be bound by any obligations, conditions, warranties or representations with respect to the subject matter of this Agreement, except as expressly provided herein or therein or as duly set forth on or subsequent to the date hereof in a written instrument signed by the proper and fully authorized representative of the party to be bound hereby. This Agreement is binding on Employee and on the Company and his/her and its successors and assigns (whether by assignment, by operation of law or otherwise).

(c) Arbitration. The Parties agree that, unless otherwise agreed to in a writing signed by the Employee and the Chairman of the Board of Directors of the Company, any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Travis County, Texas before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the employment laws of Texas and the other laws of the State of Texas as they apply to contracts entered into and wholly to be performed therein by residents thereof. In addition, each party hereto irrevocably and unconditionally agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought only in a state or federal court within Texas.

(e) Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable of void, this Agreement shall continue in full force and effect without said provision.

(f) Effect of Headings. The Section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(g) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

Employee	Active Power, Inc.

Signature	By:	James Clishem, CEO

Dated:
(Print Name)

Dated: